EXHIBIT 1

                                 ADDENDUM NO. 1

                                       to

                   BAREBOAT CHARTERPARTY (the "Charterparty")

                             dated 1.3.1999 between

                     CROWN CRUISES LTD. (as the "Charterer")

                                       and

                       CROWN DYNASTY INC. (as the "Owner")

                                   concerning

               NORWEGIAN DYNASTY (call sign JFJX3) (the "Vessel")

WHEREAS:

(A) The parties have agreed in Clause 47 of the Charterparty that the payment of Charter Hire and all other amounts due under the Charterparty shall be secured by i.a. a second mortgage in the vessel Enchanted Isle;

(B) The Charterer wishes, as a temporary arrangement instead of providing the mortgage, to make a deposit of 4,5 MUSD in a joint account as security for its obligations under the Charterparty and the Owner is willing to accept such deposit as security instead of the second mortgage in Enchanted Isle;

(C) The Parties have opened a joint deposit account with Merita Bank Plc, London with account no. 11364001 (the "Joint Account") and with this Addendum wishes to agree upon the terms applying to the use of the funds on the Joint Account.

         NOW THEREFORE, it is hereby agreed as follows:

                  1. The Charterer undertakes to make a deposit of USD 1,500,000 (the "Deposit") to the Joint Account in good time prior to the delivery of the Vessel to the Charterer under the Charterparty. All interest accruing on the Deposit shall be for the account of the Charterer.

                  2. The Joint Account and the Deposit shall secure the due fulfillment by the Charterer of all its obligations towards the Owner under the Charterparty and under the Memorandum of Agreement attached thereto. Should the Charterer use its option to purchase the Vessel the Deposit shall be applied

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                           as part payment of the Purchase Price for the Vessel
                           and be released to the Owner (Seller) at closing of the sale and purchase.

                  3. The Deposit or part thereof may be released only upon the joint authorization and signature of the Charter and the Owner given to Merita Bank Plc. Any fees charged by Merita Bank Plc in connection with the Joint Account including opening the Joint Account, holding the Deposit, transferring funds in accordance with joint instructions and closing the Joint Account shall be borne by the Charterer.

                  4. If the envisaged sale of the Vessel to the Charterer is not completed by 31st October 1999, the Charterer may at its option, and shall if so requested by the Owner, substitute the Deposit by a surety bond to be executed and delivered by the Charterer and Amwest Surety Insurance Company in all material respects on the terms of the attached Exhibit A hereto or by such other security as the Owner finds acceptable.

All other terms and conditions of the Charterparty and the Memorandum of Agreement shall remain unamended and in full force and effect.

Helsinki/Hollywood         October 7, 1999

For the Owners                                      For the Charterer

CROWN DYNASTY INC.                                  CROWN CRUISES LTD.



By: /s/ Thomas Forss                                By:/s/ Frederick Mayer
   -------------------------                           -------------------------
Thomas Forss
Director

                                 ADDENDUM NO. 2

                                       to

                    BAREBOAT CHATERPARTY (the "Charterparty")

                                dated 1, 3, 1999

                    CROWN CRUISES Ltd. (as the "Charterers")

                                       and

                      CROWN DYNASTY INC. (as the "Owners")

                                   concerning

                       NORWEGIAN DYNASTY (Call Sign 3FJX3)

         WHEREAS the Charterers wish to use their purchase opinion under clause 53 of the Charterparty and

         WHEREAS the Charterers and the Owners have agreed to effect such sale and purchase on terms agreed in the Charterparty and the Memorandum of Agreement enclosed thereto and as amended here in this Addendum;

         NOW THEREFORE the Parties have agreed on the following amendments to the Charterparty and to the Memorandum of Agreement enclosed thereto:

1. The Charterer hereby declares that it will use its option to purchase the Vessel as per Clause 53 (Purchase Option) of the Charterparty and the Parties have agreed that the Vessel shall be sold and delivered on October 29, 1999 (the "Closing") (or on such later date as the parties shall mutually agree). Until such sale and delivery, the Vessel shall remain on charter on the terms and conditions of the Charterparty.

2. As security for the correct fulfillment of all its obligations under the Charterparty including the MOA, the Charterers have paid a cash deposit of USD 4,500,000 into a joint account No. 11364001 with Merita Bank Plc, London Branch. If the Charterer fails to purchase the Vessel under the Purchase Option, the deposit shall together with interest earned be released to the Owners as compensation for such failure at the expiry of the charter.

3. The purchase price shall be USD 86,200,000 and be paid to the Owners on Closing as follows:

                  a) USD 4,500,000 will be paid from the deposit by releasing it from the joint account with joint written instructions from the Owners and the Charterers;

                  b) USD 51,720,000 in cash from the Charterers who will raise said amount under two financial facilities to be granted by Merita Bank Plc, Christiania Bank og Kreditkasse ASA and Skandinaviska Enskilda Banken AB
                           (publ) on terms laid down in their offer dated 23 September 1999;

                  c) USD 24,480,000 by a Seller's credit granted by the Owner on terms laid down in a separate agreed and signed term sheet;

                  d) the balance of USD 5,500,000 in cash from the Charterers.

                           The parties agree that the adjustment of the purchase price agreed upon in Clause 53 (Purchase Option) of the Charterparty shall be made at Closing by a corresponding adjustment of the charterhire payable for the period up to the Closing.

4. The sale and purchase of the Vessel as per the MOA and this Addendum shall be completed once the documentation for the financing under 3 b) and c) above has been finalized on terms acceptable to the lenders. Failing that the Vessel shall remain on charter in accordance with the terms of the Charterparty (as amended) which shall remain in full force and effect.

5. Each party shall at all times bear their own fees and expenses incurred in negotiating and concluding the transactions contemplated in this Addendum. The Charterers shall, however, pay all fees and expenses as agreed between the parties for the loan and security documentation.

All other terms of the Charterparty, including the confidentiality clause, and the Memorandum of Agreement shall remain unamended.

                    Helsinki/Hollywood   October 13, 1999

For the Owners                                       For the Charterers

CROWN DYNASTY INC.                                   CROWN CRUISES LTD.

By: /s/ ILLEGIBLE                                    /s/ Frederick Mayer
   ------------------                                ----------------------

                                 ADDENDUM NO. 3

                                       to

                   BAREBOAT CHARTERPARTY (the "Charterparty")

                             dated 1.3.1999 between

                     CROWN CRUISES LTD (as the "Charterer")

                                       and

                       CROWN DYNASTY INC. (as the "Owner")

                                   concerning

         CROWN DYNASTY (ex-Norwegian Dynasty) (call sign 3FJX3) (the "Vessel")

WHEREAS:

(A) The Charterer by Addendum No 2 dated October 13, 1999 to the Charterparty has declared its option to purchase the Vessel and the Owner has agreed to grant the purchaser a seller's credit in the amount of USD 24,480,000 (the "Loan");

(B) The Charterer wishes to nominate Crown Cruises of Panama Inc. (the "Purchaser") as purchaser of the Vessel; and

(C) It has been decided within the Neptun Maritime-group that instead of a seller's credit a loan in the amount of USD 24,480,000 (the "Loan") shall be granted to the Purchaser by another group company EFF-Shipping Limited (the "Lender").

NOW THEREFORE it is hereby agreed as follows:

1. The Charterer hereby nominates Crown Cruises of Panama Inc. (the "Purchaser") as purchaser of the Vessel and the Owner confirms its acceptance thereof.

2. The Loan shall be granted by the Lender to the Purchaser who shall use the Loan for immediate payment to the Owner of part of the purchase price for the Vessel. The Owner undertakes to procure the funding by assigning to the Lender its right to receive immediate payment of a corresponding amount of the purchase price from the Purchaser.

3. The Parties agree that Clause 3 of Addendum 2 to the Charterparty shall as a consequence of the above changes be amended accordingly and the clause shall read as follows:

         The purchase price shall be USD 86,200,000 and be paid to the Owner on Closing as follows:

                  (a) USD 4,500,000 will be paid from the deposit by releasing it from the joint account with joint written instructions from the Owner and the Charterers;

                  (b) USD 51,720,000 in cash from the Purchaser who will raise said amount under the two financial facilities to be granted by Merita Bank Plc, Christiania Bank og Kreditkasse ASA and Skandinaviska Enskilda Banken AB
                           (publ) on terms laid down in their offer dated 23 September 1999;

                  (c) USD 24,480,000 from the Purchaser who will raise said amount under the Loan granted by EFF-Shipping Limited;

                  (d) the balance of USD 5,500,000 in cash from the Purchaser.


                  The parties agree that the adjustment of the purchase price agreed upon in Clause 53 (Purchase Option) of the Charterparty shall be made at Closing by a corresponding adjustment of the charterhire payable for the period up to Closing.

4. The Vessel shall be sold and delivered on January 28, 2000 or as soon as possible thereafter on a date mutually agreed upon between the Owner and the Purchaser.

All other terms of the Charterparty and Memorandum of Agreement attached thereto as amended by Addendum No 1 dated October 7, 1999, Addendum No 2 dated October 13 and this Addendum No 3 shall remain unamended and in full force and effect.

London        24th January 2000

For the Owners                                    For the Charterer
CROWN DYNASTY INC.                                CROWN CRUISES LTD.

//S// PER ARVID SKULT                             //S// JEFFREY I. BINDER
------------------------------                    ------------------------------

We hereby in our respective capacities as Purchaser and as Lender confirm our acceptance to the above.

Dated      24th January 2000

For the Purchaser                                 For the Lender
CROWN CRUISES OF PANAMA INC.                      EFF-SHIPPING LIMITED

//S// JEFFREY I. BINDER                           //S//  ILLEGIBLE
------------------------------                    ------------------------------

                             MEMORANDUM OF AGREEMENT

Dated: Helsinki,...1999

CROWN DYNASTIC INC. hereinafter called the Sellers, have agreed to sell, and

______________________________ hereinafter called the Buyers, have agreed to buy

Name: M/V CROWN DYNASTY (presently trading under name Norwegian Dynasty)

Classification Society/Class: DNV, +1A1 Passenger Ship NAUT-B EO

Built:     1993                     By:     Union Naval de Levante S.A., Spain

Flag:     Panama                    Place of Registration:     Panama

Call Sign:      3FJX3               Grt/Nrt:     19,089

Register Number: 20933-B

hereinafter called the Vessel, on the following terms and conditions:

DEFINITIONS

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

1.       PURCHASE PRICE as agreed in the Bareboat Charterparty

2.       DEPOSIT  [intentionally deleted]

3.       PAYMENT

The said Purchase Price shall be paid in full free of bank charges to the Sellers' account to be nominated before delivery on delivery of the Vessel.

4.       INSPECTIONS (SEE CLAUSE 19.)

(a) The Vessel has been under bareboat charter to the Buyers, who accepted the Vessel's classification records.

(b)      [intentionally deleted]

5.       NOTICE, TIME AND PLACE OF DELIVERY

                  (a)      [intentionally deleted]

                  (b) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in wherever the Vessel is at the time of the agreed delivery date, strictly on a "where is as is" basis.

                  (c)      [intentionally deleted]

                  (d) Should the Vessel become an actual, constructive or compromised total loss before delivery this Agreement shall be null and void.

6.       DRYDOCKING/DIVERS INSPECTION

                  (a)      [intentionally deleted]

                  (b) The Vessel is to be delivered without drydocking "where is as is."

7.       SPARES/BUNKERS, ETC.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore, including, without limitation, all furniture, fixtures, casino equipment, hotel equipment, linens, cutlery, towels and other related items aboard the Vessel at the commencement of the Charter (and additional items brought on board the Vessel during the Charter) except such equipment as shall be the subject of an equipment lease at the time of the commencement of the Charter. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

Library, forms, etc., exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

8.       DOCUMENTATION

The place of closing:     Helsinki

In exchange for payment of the Purchase Price and all and any amount, whatsoever outstanding under the bareboat charterparty the Sellers shall furnish the Buyers with delivery documents, namely:

                  (a) Legal Bill of Sale in a form recordable in _______________ (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

                  (b) Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

                  (c)      [intentionally left blank]

                  (d) Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.

                  (e) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.

                  (f) Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

9.       ENCUMBRANCES

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever except for encumbrances, maritime liens or debts arising out of the operations of the Buyers. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.      TAXES, ETC.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11.      CONDITION ON DELIVERY

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of delivery.

* Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.      NAME/MARKINGS

Buyers are entitled to maintain the name of the Vessel.

13.      BUYERS' DEFAULT

Should the charterhire not be paid in accordance with the Charterparty, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest. Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement in which case the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.      SELLERS' DEFAULT

Should the Sellers fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of canceling this Agreement.

Should the Sellers fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.      BUYERS' REPRESENTATIVES

         [intentionally deleted]

16.      ARBITRATION

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decisions shall be final.